As filed with the Securities and Exchange Commission on June 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCR Corporation

(Exact name of registrant as specified in its charter)

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(Address of Principal Executive Offices, including Zip Code)

NCR Corporation 2017 Stock Incentive Plan

Cardtronics plc Fourth Amended and Restated 2007 Stock Incentive Plan

(Full title of the plan)

James M. Bedore

Executive Vice President, General Counsel and Secretary

NCR Corporation

864 Spring Street NW

Atlanta, GA 30308

(937) 445-1936

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	3,358,589	$46.69	$156,812,520	$17,108.25

(1)

Represents 1,500,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of NCR Corporation, a Maryland corporation (the “Registrant”) issuable under the NCR Corporation 2017 Stock Incentive Plan, as amended (the “Plan”) in the future upon the exercise of stock option awards and the settlement of restricted stock unit awards outstanding pursuant to the Cardtronics plc Fourth Amended and Restated 2007 Stock Incentive Plan (such awards, the “Rollover Awards” and such plan, the “2007 Cardtronics Plan”), which were assumed by the Registrant pursuant to the Acquisition Agreement (the “Acquisition Agreement”), dated January 25, 2021, pursuant to which the Registrant agreed that it or its nominee would acquire all of the issued and to be issued ordinary shares of Cardtronics plc, a public limited company incorporated in England and Wales (“Cardtronics”) for $39.00 in cash per ordinary share (the “Acquisition”). The Acquisition was effected pursuant to a scheme of arrangement under Part 26 of the U.K. Companies Act 2006, subject to the terms and conditions of the Acquisition Agreement. This Registration Statement also relates to the future offer and sale of the 2,255,060 remaining shares (the “Remaining Shares”) available for issuance under the 2007 Cardtronics Plan, which Remaining Shares were assumed by the Registrant upon the consummation of the Acquisition. The Remaining Shares were previously registered pursuant to the Forms S-8 filed by Cardtronics on August 14, 2008 (File No. 333-149244) and August 12, 2010 (File No. 333-168804) (collectively, the “Cardtronics Registration Statements”). The Remaining Shares were not subject to outstanding awards at the time of the consummation of the Acquisition and the 2007 Cardtronics Plan is no longer available for future awards. The number of Remaining Shares was adjusted using the “equity award exchange ratio” set forth in the Acquisition Agreement, resulting in the registration of 1,858,589 shares of Common Stock under this Registration Statement relating to the Remaining Shares. The Remaining Shares are being transferred from the 2007 Cardtronics Plan to the NCR Corporation 2017 Stock Incentive Plan for future issuance thereunder.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock of the Registrant that may become issuable in respect of the Rollover Awards and the Remaining Shares by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Common Stock as reported on NYSE on June 16, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant, relating to 3,358,589 shares of its Common Stock issuable under the Plan. On June 21, 2021, upon the consummation of the Acquisition, Cardtronics became an indirect wholly owned subsidiary of the Registrant. At the effective time of the Acquisition, each outstanding Rollover Award was converted into a corresponding award with respect to Common Stock in accordance with the terms of the Acquisition Agreement. This Registration Statement is being filed for the purpose of registering up to 1,500,000 shares of Common Stock issuable upon future settlement of the Rollover Awards.

In addition, upon the consummation of the Acquisition, the Registrant assumed the 2007 Cardtronics Plan and all awards outstanding thereunder and the future offer and sale of the remaining shares available for issuance under the 2007 Cardtronics Plan. This Registration Statement also relates to the future use of the Remaining Shares (as adjusted), which were previously registered pursuant to the Cardtronics Registration Statements on Form S-8. The Remaining Shares were not subject to outstanding awards at the time of the consummation of the Acquisition and the 2007 Cardtronics Plan is no longer available for future awards. The number of Remaining Shares was adjusted pursuant to the terms of the Acquisition Agreement into 1,858,589 shares of Common Stock and are being transferred from the 2007 Cardtronics Plan into the Plan for future issuance thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE[1]

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof:

(a)

Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on February 26, 2021, including portions of the Registrant’s Proxy Statement on Schedule 14A, to the extent incorporated by reference into such Annual Report on Form 10-K, as filed with the Commission on March 10, 2021;

(b)	Quarterly Report on Form 10-Q for the period ended March 31, 2021, as filed with the Commission on April 30, 2021;

(c)

Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 and Item 7.01 thereof), as filed with the Commission on January  25, 2021, March  22, 2021, March  23, 2021, March  29, 2021, April 7, 2021 and  April 23, 2021; and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10, filed with the Commission on September  26, 1996, including the exhibits thereto, as amended by Amendment No. 1 thereto filed on Form 10/A on October  31, 1996, Amendment No. 2 thereto filed on Form 10/A on November  22, 1996, and Amendment No. 3 thereto filed on Form 10/A on November 26, 1996, and any other amendment or report filed with the Commission for the purpose of updating that description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or to be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our charter (“Charter”) and bylaws (“Bylaws”) provide for indemnification of directors and officers to the fullest extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision, which eliminates such liability to the maximum extent permitted by the MGCL.

The Charter and Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to (a) its present or former directors and officers and (b) any individual who, while serving as a director or officer of the Registrant, serves any other entity at our request.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made a party or witness by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. In addition, our directors and officers are covered by certain insurance policies maintained by us.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to our directors and officers pursuant to the above-described provisions, we understand that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.	EXHIBITS.

4.1	Articles of Amendment and Restatement of NCR Corporation, effective June 19, 2019 (Exhibit 3.1 to the NCR Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2019).

4.2	Bylaws of NCR Corporation, as amended and restated on February 20, 2018 (Exhibit 3.2 to the Current Report on Form 8-K of NCR Corporation dated February 23, 2018).

5.1	Opinion of Venable LLP. *

23.1	Consent of PricewaterhouseCoopers LLP. *

23.2	Consent of Venable LLP (contained in Exhibit 5.1). *

24.1	Power of Attorney (contained on the signature page hereto). *

99.1	NCR Corporation 2017 Stock Incentive Plan (Appendix B to the NCR Corporation Proxy Statement on Schedule 14A for the NCR Corporation 2017 Annual Meeting).

99.2	Cardtronics Plc Fourth Amended and Restated 2007 Stock Incentive Plan. *

*	Filed herewith

ITEM 9.	UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia.

NCR CORPORATION

Dated: June 21, 2021	By:	/S/ JAMES M. BEDORE
	Name:	James M. Bedore
	Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints James M. Bedore as his or her true and lawful attorney-in-fact and agent, acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-8, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/S/ MICHAEL HAYFORD Michael Hayford	President and Chief Executive Officer (Principal Executive Officer)	June 21, 2021

/S/ TIMOTHY C. OLIVER Timothy C. Oliver	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 21, 2021

/S/ BETH A. POTTER Beth A. Potter	Chief Accounting Officer (Principal Accounting Officer)	June 21, 2021

/S/ FRANK R. MARTIRE Frank R. Martire	Executive Chairman and Director	June 21, 2021

/S/ MARK BEGOR Mark Begor	Director	June 21, 2021

/S/ GREGORY BLANK Gregory Blank	Director	June 21, 2021

/S/ CATHERINE L. BURKE Catherine L. Burke	Director	June 21, 2021

/S/ Deborah Farrington Deborah Farrington	Director	June 21, 2021

/S/ GEORGETTE KISER Georgette Kiser	Director	June 21, 2021

/S/ KIRK LARSEN Kirk Larsen	Director	June 21, 2021

/S/ MARTIN MUCCI Martin Mucci	Director	June 21, 2021

/S/ MATTHEW THOMPSON Matthew Thompson	Director	June 21, 2021